Exhibit (h)(21)


                     FUND ACCOUNTING SERVICES AGREEMENT

THIS AGREEMENT is made on the 13th day of November, 2000 between SCUDDER INTERNATIONAL FUND, INC., (the "Fund"), a registered open-end management investment company with its principal place of business in New York, New York, on behalf of Scudder Pacfic Opportunities Fund (hereinafter called the "Portfolio"), and Scudder Fund Accounting Corporation, with its principal place of business in Boston, Massachusetts (hereinafter called "FUND ACCOUNTING").

WHEREAS, the Portfolio has need for certain accounting services which FUND ACCOUNTING is willing and able to provide;

NOW THEREFORE in consideration of the mutual promises herein made, the Fund and FUND ACCOUNTING agree as follows:

Section 1. Duties of FUND ACCOUNTING - General

         FUND ACCOUNTING is authorized to act under the terms of this Agreement as the Portfolio's fund accounting agent, and as such FUND ACCOUNTING shall:

         a. Maintain and preserve all accounts, books, financial records and other documents as are required of the Fund, on behalf of the Portfolio under Section 31 of the Investment Company Act of 1940 (the "1940 Act") and Rules 31a-1, 31a-2 and 31a-3
                  thereunder, applicable federal and state laws and any other law or administrative rules or procedures which may be applicable to the Fund on behalf of the Portfolio, other than those accounts, books and financial records required to be maintained by the Fund's custodian or transfer agent and/or books and records maintained by all other service providers necessary for the Fund to conduct its business as a registered open-end management investment company. All such books and records shall be the property of the Fund and shall at all times during regular business hours be open for inspection by, and shall be surrendered promptly upon request of, duly authorized officers of the Fund. All such books and records shall at all times during regular business hours be open for inspection, upon request of duly authorized officers of the Fund, by employees or agents of the Fund and employees and agents of the Securities and Exchange Commission.
         b. Record the current day's trading activity and such other proper bookkeeping entries as are necessary for determining that day's net asset value and net income.
         c. Render statements or copies of records as from time to time are reasonably requested by the Fund.
         d. Facilitate audits of accounts by the Fund's independent public accountants or by any other auditors employed or engaged by the Fund or by any regulatory body with jurisdiction over the Fund.
         e. Compute the Portfolio's net asset value per share, and, if applicable, its public offering price and/or its daily dividend rates and money market yields, in accordance with
                  Section 3 of this Agreement and notify the Fund and such other persons as the Fund may reasonably request of the net asset value per share, the public offering price and/or its daily dividend rates and money market yields.

Section 2. Valuation of Securities

         Securities shall be valued in accordance with (a) the Fund's Registration Statement, as amended or supplemented from time to time (hereinafter referred to as the "Registration Statement"); (b) the resolutions of the Board of Directors of the Fund at the time in force and applicable, as they may from time to time be delivered to FUND ACCOUNTING, and (c) Proper Instructions from such officers of the Fund or other persons as are from time to time authorized by the Board of Directors of the Fund to give instructions with respect to computation and determination of the net asset value. FUND ACCOUNTING may use one or more external pricing services, including broker-dealers, provided that an appropriate officer of the Fund shall have approved such use in advance.

Section 3. Computation of Net Asset Value, Public Offering Price, Daily Dividend Rates and Yields

         FUND  ACCOUNTING   shall  compute  the  Portfolio's  net  asset  value,
         including net income, in a manner consistent with the specific provisions of the Registration Statement. Such computation shall be made as of the time or times specified in the Registration Statement.

         FUND ACCOUNTING shall compute the daily dividend rates and money market yields, if applicable, in accordance with the methodology set forth in the Registration Statement.

Section 4. FUND ACCOUNTING's Reliance on Instructions and Advice

         In maintaining the Portfolio's books of account and making the necessary computations, FUND ACCOUNTING shall be entitled to receive, and may rely upon, information furnished it by means of Proper Instructions (as defined in Section 5 hereof), including but not limited to:

         a. The manner and amount of accrual of expenses to be recorded on the books of the Portfolio;
         b. The source of quotations to be used for such securities as may not be available through FUND ACCOUNTING's normal pricing services;
         c. The value to be assigned to any asset for which no price quotations are readily available;
         d.       If  applicable,  the  manner  of  computation  of  the  public
                  offering  price  and  such  other   computations   as  may  be
                  necessary;
         e.       Transactions in portfolio securities;
         f.       Transactions in capital shares.

         FUND ACCOUNTING shall be entitled to receive, and shall be entitled to rely upon, as conclusive proof of any fact or matter required to be ascertained by it hereunder, a certificate, letter or other instrument signed by an authorized officer of the Fund or any other person authorized by the Fund's Board of Directors.

         FUND ACCOUNTING shall be entitled to receive and act upon advice of Counsel (which may be Counsel for the Fund) at the reasonable expense of the Portfolio and shall be without liability for any action taken or thing done in good faith in reliance upon such advice.

         FUND ACCOUNTING shall be entitled to receive, and may rely upon, information received from the Transfer Agent.

Section 5.  Proper Instructions

         "Proper Instructions" as used herein means any certificate, letter or other instrument or telephone call reasonably believed by FUND ACCOUNTING to be genuine and to have been properly made or signed by any authorized officer of the Fund or person certified to FUND ACCOUNTING as being authorized by the Board of Directors. The Fund, on behalf of the Portfolio, shall cause oral instructions to be confirmed in writing. Proper Instructions may include communications effected directly between electro-mechanical or electronic devices as from time to time agreed to by an authorized officer of the Fund and FUND ACCOUNTING.

         The Fund, on behalf of the Portfolio, agrees to furnish to the appropriate person(s) within FUND ACCOUNTING a copy of the Registration Statement as in effect from time to time. FUND ACCOUNTING may conclusively rely on the Fund's most recently delivered Registration Statement for all purposes under this Agreement and shall not be liable to the Portfolio or the Fund in acting in reliance thereon.

Section 6. Standard of Care and Indemnification

         FUND ACCOUNTING shall exercise reasonable care and diligence in the performance of its duties hereunder. The Fund agrees that FUND ACCOUNTING shall not be liable under this Agreement for any error of judgment or mistake of law made in good faith and consistent with the foregoing standard of care, provided that nothing in this Agreement shall be deemed to protect or purport to protect FUND ACCOUNTING against any liability to the Fund, the Portfolio or its shareholders to which FUND ACCOUNTING would otherwise be subject by reason of willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties hereunder.

         The Fund agrees, on behalf of the Portfolio, to indemnify and hold harmless FUND ACCOUNTING and its employees, agents and nominees from all taxes, charges, expenses, assessments, claims and liabilities (including reasonable attorneys' fees) incurred or assessed against them in connection with the performance of this Agreement, except such as may arise from their own negligent action, negligent failure to act or willful misconduct. The foregoing notwithstanding, FUND ACCOUNTING will in no event be liable for any loss resulting from the acts, omissions, lack of financial responsibility, or failure to perform the obligations of any person or organization designated by the Fund to be the authorized agent of the Portfolio as a party to any transactions.

         FUND ACCOUNTING's responsibility for damage or loss with respect to the Portfolio's records arising from fire, flood, Acts of God, military power, war, insurrection or nuclear fission, fusion or radioactivity shall be limited to the use of FUND ACCOUNTING's best efforts to recover the Portfolio's records determined to be lost, missing or destroyed.

Section 7. Compensation and FUND ACCOUNTING Expenses

         FUND ACCOUNTING shall be paid as compensation for its services pursuant to this Agreement such compensation as may from time to time be agreed upon in writing by the two parties. FUND ACCOUNTING shall be entitled to recover its reasonable telephone, courier or delivery service, and all other reasonable out-of-pocket, expenses as incurred, including, without limitation, reasonable attorneys' fees and reasonable fees for pricing services.

         Fund Accounting shall be contractually bound hereunder by the terms of any publicly announced fee cap or waiver of its fee or by the terms of any written document provided to the Board of Directors of the Fund announcing a fee cap or waiver of its fee, or any limitation of the Fund's expenses, as if such fee cap, fee waiver or expense limitation were fully set forth herein.

         Except as provided herein, the terms and provisions of the Agreement shall remain in full force and effect without amendment.

Section 8. Amendment and Termination

         This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto and may be terminated without penalty by an instrument in writing delivered or mailed to the other party. Such termination shall take effect not sooner than ninety (90) days after the date of delivery or mailing of such notice of termination. Any termination date is to be no earlier than four months from the effective date hereof. Upon termination, FUND ACCOUNTING will turn over to the Fund or its designee and cease to retain in FUND ACCOUNTING files, records of the calculations of net asset value and all other records pertaining to its services hereunder; provided, however, FUND ACCOUNTING in its discretion may make and retain copies of any and all such records and documents which it determines appropriate or for its protection.

Section 9. Services Not Exclusive

         FUND ACCOUNTING's services pursuant to this Agreement are not to be deemed to be exclusive, and it is understood that FUND ACCOUNTING may perform fund accounting services for others. In acting under this Agreement, FUND ACCOUNTING shall be an independent contractor and not an agent of the Fund or the Portfolio.

Section 10.  Notices

         Any notice shall be sufficiently given when delivered or mailed to the other party at the address of such party set forth below or to such other person or at such other address as such party may from time to time specify in writing to the other party.

      If to FUND ACCOUNTING:       Scudder Fund Accounting Corporation
                                   Two International Place
                                   Boston, Massachusetts  02110
                                   Attn:  Vice President

      If to the Fund - Portfolio:  SCUDDER INTERNATIONAL FUND, INC..
                                   Scudder Pacific Opportunities Fund
                                   345 Park Avenue
                                   New York, NY  10154
                                   Attn:  President, Secretary or Treasurer

Section 11.  Miscellaneous

         This Agreement may not be assigned by FUND ACCOUNTING without the consent of the Fund as authorized or approved by resolution of its Board of Directors.

         In connection with the operation of this Agreement, the Fund and FUND ACCOUNTING may agree from time to time on such provisions interpretive of or in addition to the provisions of this Agreement as in their joint opinions may be consistent with this Agreement. Any such interpretive or additional provisions shall be in writing, signed by both parties and annexed hereto, but no such provisions shall be deemed to be an amendment of this Agreement.

         This Agreement shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof, and supersedes any and all prior understandings.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized and its seal to be hereunder affixed as of the date first written above.

         [SEAL]         SCUDDER  INTERNATIONAL FUND, INC.
                        on behalf of Scudder Pacific Opportunities Fund

                        By: /s/John Millette
                            ---------------------------------------
                            John Millette
                            Vice President


         [SEAL]         SCUDDER FUND ACCOUNTING CORPORATION

                        By: /s/John R. Hebble
                            ----------------------------------------
                            John R. Hebble
                            Vice President